Exhibit 99.1

Sun BioPharma Files Form 10-Q for Second Quarter 2017 and Provides Clinical Update

●	Completion of Phase 1a Safety Trial expected in September 2017
●	Foundation for next Clinical study underway to continue moving the clinical process forward

MINNEAPOLIS, MN, August 10, 2017 (GLOBE NEWSWIRE) – Sun BioPharma, Inc. (OTCQB: SNBP), a clinical stage biopharmaceutical company developing disruptive therapeutics for the treatment of pancreatic diseases, today provides a clinical update and reports financial results for the second quarter ending June 30, 2017.

Phase 1a Trial Update

As previously announced, during the second quarter the Company completed its fifth patient cohort. After review of the fifth cohort patients by the Data Safety Monitoring Board (DSMB) it was determined to dose the next cohort at a lower dose level in order to establish a safe and well tolerated dose of SBP-101 to be used in planning the Company’s next phase of clinical study. The Company initiated enrollment of patients in this next cohort and it is expected that all patients in this cohort will complete their first cycle of dosing and observation by September 2017. As a result, the Company expects to close this Phase 1a study by the end of September 2017, a milestone in the Company’s clinical efforts.

“We look forward to completing our Phase 1a trial by the end of third quarter of this year and are excited to be working on designing our next clinical trial. Work is underway at this time to develop the protocol for the next study, determine our clinical study sites, and engage our Principal Investigators for the study. This is a key step in our Company’s progress” said David Kaysen, President and CEO. “We extend our gratitude to our physician investigators and advisors who have been instrumental in supporting our efforts to develop SBP-101, and of course thank the patients and their families that have been incredibly instrumental in our clinical progress.”

Financial Results

Our research and development (“R&D”) expenses increased 27.4% to $675,000 in the second quarter of 2017, up from $530,000 in the second quarter of 2016. R&D expenses increased 38.6% to $1.4 million in the six months ended June 30, 2017, up from $1.0 million in the six months ended June 30, 2016. These increases in R&D expenses were due primarily to increased costs related to our Phase 1 clinical trial and non-cash share-based compensation expense recorded during the current year periods. There was no share-based compensation expense recorded in R&D during the first half of 2016.

Our general and administrative (“G&A”) expenses increased 16.2% to $487,000 in the second quarter of 2017 up from $419,000 in the second quarter of 2016. G&A expenses increased 93.0% to $1.7 million in the six months ended June 30, 2017 from $900,000 in the comparable period of 2016. These increases resulted primarily from increases in non-cash, share-based compensation expense during the current year. There was no share-based compensation expense recorded in G&A during the first half of 2016.

Other expense, net, increased 205.9% to $364,000 in the current quarter and increased to $4.1 million for the six months ended June 30, 2017, as compared with the same periods in the prior year. The increase in the second quarter was primarily due to increased interest expense resulting from the amortization of the discount on the 2017 convertible notes payable, partially offset by grant income earned during the current period related to a research grant awarded to the Company in 2016. On a year-to-date basis, the increase was due primarily to charges recorded related to the induced conversion of debt and increased interest expense resulting from the amortization of the discount on the 2017 convertible notes payable. These expenses were partially offset by a foreign currency transaction gains recognized by our Australian subsidiary and grant income earned during the current year period.

Net loss for the three months ended June 30, 2017 was $1.4 million, or $0.04 per diluted share, compared to a net loss of $978,000, or $0.03 per diluted share, for the same period in 2016. The net loss for the first half of 2017 was $7.0 million, or $0.20 per diluted share, compared to a net loss of $1.8 million, or $0.06 per diluted share, for the first half of 2016.

Balance Sheet and Cash Flow

Total cash resources were $1.2 million as of June 30, 2017, compared to $438,000 as of December 31, 2016. Total current assets were $1.9 million and $877,000 as of June 30, 2017, and December 31, 2016, respectively. These increases resulted from our current year sale convertible promissory notes raising gross proceeds of approximately $3.1 million partially offset by the use of cash to fund operations. Subsequent to the end of the quarter, on July 3, 2017, we received a research and development tax incentive payment from the government of Australia related to the research activities of our Australian subsidiary during 2016. The incentive payment received was approximately $460,000 (U.S. dollars).

Current liabilities decreased to $2.1 million as of June 30, 2017, compared to $5.5 million as of December 31, 2016. The decrease in current liabilities resulted primarily from the conversion of approximately $3.1 million of previously outstanding debt and accrued interest into 4,183,333 shares of our common stock and from the reductions in outstanding accounts payable.

Net cash used in operating activities was $2.4 million in the six months ended June 30, 2017, compared to $631,000 in the same period of the prior year. The net cash used in each of these periods primarily reflects the net loss for these periods, and was partially offset by the effects of changes in operating assets and liabilities. In the six months ended June 30, 2017, the net loss is also offset by non-cash charges recorded for the loss on induced debt conversion and share-based compensation.

About SBP-101

SBP-101 is a first-in-class, proprietary, polyamine compound designed to exert therapeutic effects in a mechanism specific to the pancreas. Sun BioPharma originally licensed SBP-101 from the University of Florida Research Foundation in 2011. The molecule has been shown to be highly effective in preclinical studies of human pancreatic cancer models, demonstrating superior activity to existing FDA-approved chemotherapy agents. Combination therapy potential has also been shown for pancreatic cancer. SBP-101 is expected to differ from current pancreatic cancer therapies in that it specifically targets the exocrine pancreas and has shown efficacy against primary and metastatic disease in animal models of human pancreatic cancer. Therefore management believes that SBP-101 may effectively treat both primary and metastatic pancreatic cancer, while leaving the insulin-producing islet cells and non-pancreatic tissue unharmed.

About Sun BioPharma

Sun BioPharma Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for urgent unmet medical needs. The Company’s development programs target diseases of the pancreas, including pancreatitis and pancreatic cancer; the Company’s initial product candidate is SBP-101 for the treatment of patients with pancreatic cancer. SBP-101 was invented by Raymond Bergeron, Ph.D., a Distinguished Professor Emeritus at the University of Florida. Sun BioPharma has scientific collaborations with pancreatic disease experts at Cedars Sinai Medical Center in Los Angeles, the University of Miami, the University of Florida, the Mayo Clinic Scottsdale, the Austin Health Cancer Trials Centre in Melbourne, Australia and the Ashford Cancer Centre in Adelaide, Australia. Further information can be found at: www.sunbiopharma.com. Sun BioPharma’s common stock is currently quoted on the OTCQB tier of the over-the-counter markets administered by the OTC Markets Group, Inc. under the symbol: SNBP.

Forward-Looking Statements Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Sun BioPharma, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1955. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will”, “believes,” “may,” “anticipates,” “expects,” “estimates” or “plans”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, our need to obtain additional capital to support our business plan, which may not be available on acceptable terms or at all, risks inherent in the development and/or commercialization of potential products, uncertainty in the results or timing of clinical trials or regulatory approvals and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect Sun BioPharma and its business, particularly those disclosed from time to time in Sun BioPharma’s filings with the Securities and Exchange Commission. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Sun BioPharma disclaims any intent or obligation to update these forward-looking statements.

Contact Information:

EVC Group

Investor & Media Contact:

Doug Sherk

415-652-9100

Michael Polyviou

212-850-6020

Sun BioPharma, Inc.

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Percent	Six Months Ended June 30,		Percent
	2017	2016	Change	2017	2016	Change
Operating expenses:
General and administrative	$487	$419	16.2%	$1,737	$900	93.0%
Research and development	675	530	27.4	1,419	1,024	38.6
Operating loss	(1,162)	(949)	22.4	(3,156)	(1,924)	64.0
Other income (expense):
Interest income	—	1	nm	—	2	nm
Grant income	83	—	nm	83	—	nm
Interest expense	(473)	(45)	nm	(672)	(90)	646.7
Loss on induced debt conversions	—	—		(3,696)	—	nm
Other income (expense)	26	(75)	nm	189	7	nm
Total other income (expense)	(364)	(119)	205.9	(4,096)	(81)	nm

Loss before income tax benefit	(1,526)	(1,068)	42.9	(7,252)	(2,005)	261.7

Income tax benefit	112	90	24.4	264	206	28.2

Net loss	$(1,414)	$(978)	(36.1)	$(6,988)	$(1,799)	288.4
Foreign currency translation adjustment gain (loss)	(22)	42	nm	(184)	(33)	457.6
Comprehensive loss	$(1,436)	$(936)	53.4%	$(7,172)	$(1,832)	291.5%

Basic and diluted net loss per share	$(0.04)	$(0.03)	33.3%	$(0.20)	$(0.06)	233.3%
Weighted average shares outstanding—basic and diluted	36,623,132	30,126,755	21.6%	34,412,064	30,058,942	14.5%

Sun BioPharma, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands, except share amounts)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$1,194	$438
Prepaid expenses and other current assets	75	118
Income tax receivable	609	321
Total current assets	1,878	877

Total assets	$1,878	$877

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$643	$1,245
Accrued expenses	1,119	842
Convertible notes payable – current portion, net	—	2,733
Term debt	298	294
Demand notes payable	—	250
Accrued interest	58	155
Total current liabilities	2,118	5,519

Long-term liabilities:
Convertible notes payable, net of unamortized debt discount	667	—
Accrued interest	48	—
Total long-term liabilities	715	—

Stockholders’ deficit:
Preferred stock, $0.001 par value; 20,000,000 authorized; no shares issued or outstanding as of June 30, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value; 200,000,000 authorized; 36,704,639 and 32,201,306 shares issued and outstanding, as of June 30, 2017 and December 31, 2016, respectively	37	32
Additional paid-in capital	24,883	14,029
Accumulated deficit	(25,767)	(18,779)
Accumulated other comprehensive gain (loss), net	(108)	76
Total stockholders’ deficit	(955)	(4,642)
Total liabilities and stockholders’ deficit	$1,878	$877

Sun BioPharma, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(6,988)	$(1,799)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on induced debt conversions	3,696	—
Share-based compensation	1,024	—
Amortization of debt discount	534	—
Amortization of debt issuance costs	49	14
Non-cash interest expense	48	6
Changes in operating assets and liabilities:
Income and other tax receivables	(262)	563
Prepaid expenses and other current assets	43	85
Accounts payable	(810)	171
Accrued liabilities	308	329
Net cash used in operating activities	(2,358)	(631)

Cash flows from financing activities:
Proceeds from the sale of convertible promissory notes, net of offering costs of $16	3,059	—
Proceeds from the exercise of stock options	28	—
Proceeds from the exercise of stock purchase warrants	19	—
Proceeds from issuance of common stock and warrants, net of offering costs of $152	—	1,603
Net cash provided by financing activities	3,106	1,603

Effect of exchange rate changes on cash and cash equivalents	8	1

Net increase (decrease) in cash and cash equivalents	756	973
Cash and cash equivalents at beginning of period	438	925
Cash and cash equivalents at end of period	$1,194	$1,898

Supplemental disclosure of cash flow information:
Cash paid during period for interest	$—	$70

Supplemental disclosure of non-cash transactions:
Conversion of promissory notes and accrued interest into common stock	$2,888	$—
Intrinsic value of beneficial conversion feature in convertible notes	2,954	—
Conversion of demand notes into common stock	250	—
Deferred compensation exchanged for common stock and warrants	—	196
Issuance of common stock for services	—	75